UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 6, 2013

Marketo, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35909	56-2558241
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Mariners Island Blvd., Suite 200
San Mateo, California 94404

(Address of principal executive offices, Zip code)

(650) 376-2300

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                         Entry into a Material Definitive Agreement.

On June 6, 2013, Marketo, Inc., a Delaware corporation (the “Company”), and Silicon Valley Bank (“SVB”) entered into a first amendment (the “First Amendment”) to the Loan and Security Agreement, dated May 21, 2012, between the Company and SVB (the “Loan Agreement”), pursuant to which, among other things, SVB agreed to provide an additional line of credit (the “New Line of Credit”) under the Loan Agreement for advances of up to an aggregate of $4.5 million for the purchase of certain eligible equipment.  The Company had outstanding indebtedness of $3.6 million as of March 31, 2013 under the Loan Agreement (the “Original Line of Credit”).  The terms, including the interest rates, of the New Line of Credit are substantially identical to the terms of the Original Line of Credit.  The Company’s obligations under the Loan Agreement, as amended, are secured by a security interest on substantially all of the Company’s assets, including the equipment purchased with advances from the New Line of Credit, and exclude the Company’s intellectual property.  The Loan Agreement, as amended, contains customary affirmative and negative covenants, including, among other things, maintaining certain business performance levels and  limitations on disposals of assets, certain fundamental business changes, incurrences of debt, incurrences of liens, payments of dividends, repurchases of stock and engaging in affiliate transactions, in each case subject to certain exceptions.  The Loan Agreement, as amended, also contains customary events of default including, among other things, that during the existence of an event of default, interest on the obligations could be increased by 5%.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2013

MARKETO, INC.

By:	/s/ Sharon S. Zezima
Name:	Sharon S. Zezima
Title:	Vice President, General Counsel and Secretary

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